EXHIBIT 99.1

NCO GROUP, INC.
SECOND QUARTER 2005
EARNINGS RELEASE CONFERENCE CALL
JULY 29, 2005, 10:00 A.M. ET

Michael Barrist:	Thank you everyone for joining NCO Group’s conference call for the second-quarter of 2005.

Statements in this conference call and in our press release issued yesterday, other than historical facts, are forward-looking statements, as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release issued yesterday and in the Company's SEC filings, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics:

First, I will review the operational highlights of the quarter for each of our operating divisions, including new business opportunities, trends in the growth and profitability of each business. Additionally, I will review our planned acquisition of RMA.

After my prepared remarks, Steven Winokur, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results.

We will then open up the call for questions.

During the second quarter, NCO reported earnings per diluted share of $0.42 compared to $0.43 for the same period last year. These results are inclusive of the effects of the timing of the ramp down of a large telecom contract and the start-up of several new opportunities in our CRM division. I will discuss the effects of this transition in a few moments.

NCO is organized into four operating units; ARM North America, Portfolio Management, CRM, and ARM International.

During the quarter, we continued to benefit from our business strategy of operating several different business units within multiple geographies. During the quarter the ARM North America and ARM International business units operated slightly below expectations, our Portfolio Management business unit operated well above expectation and as I just mentioned our CRM business unit operated below expectations. I will now take a moment to review each of our divisions in detail.

During the quarter ARM North America continued to focus on the careful balancing of its human resources here and offshore and the expansion of technological resources in order to maximize business opportunities and their net contribution to NCOs earnings. This strategy has been executed against the backdrop of what we believe is a challenging business climate relative to both revenues and margins. Clients continue to exert pricing pressures including wanting to fully share the savings we enjoy through the use of offshore labor.

Additionally, clients are requiring additional reporting and enhanced security; physical security as well as security for their data. Our clients are finding, as we are, that today’s corporate culture demands a much higher standard of oversight and measurable accountability in every aspect of conducting business. At this time however, we are unable to pass on the costs of the internal initiatives we have had to undertake or the initiatives we have undertaken on behalf of our clients.

During the quarter ARM North America continued to capitalize on its “best in class” brand recognition as we were successful in gaining incremental business opportunities from several of our existing clients as well as acquiring several new clients. More importantly, several of the opportunities are a result of client concerns over some of our competitors that cannot offer the service levels or the degree of financial stability that NCO provides.

During the quarter, ARM North America division did grow its revenue by approximately 4% however this division continued to experience margin pressure as clients added many administrative burdens and continued to pressure our pricing.

During the quarter we focused substantial efforts on the implementation of the recently renewed Department of Education contract. The required up-front investments of labor above and beyond what was expended in prior contracts with the Department of Education helped us to achieve our best results to date in this client relationship for the quarterly reporting period just ended.

It is our hope that this investment will enhance our position with the upcoming IRS opportunity.

During 2004 and into the second quarter of 2005, we continued to devote resources to positioning NCO to participate in the IRS pilot test program expected to start later this year. We submitted our proposal to the IRS and are waiting to hear the results of the bid. It is important to note that this current RFI is not for the full implementation of the program. It is for a test before the full program begins.

Additionally, we were just notified that a lawsuit filed by several other vendors requesting the ability to bid in a broader bid process has been looked at by the IRS, and there’s a possibility that the IRS will be redoing the bid and including a larger number of potential bidders. We have not been able to confirm this information yet.

Throughout 2004 and into 2005 we have been reviewing our approach to the sales process. We continue to believe that we need to have a strong sales force dedicated to the larger opportunities that span all of the services NCO can provide across a diverse set of industries.

During the quarter, our enterprise sales team gained some traction in developing new client relationships. In 2004 we began a new process that brings high-end national sales professionals into the operational sales process that has historically been the cornerstone of these types of service businesses. We firmly believe that this new process will yield us the best result over the next several quarters as new client wins continue to grow.

We also believe that smaller and medium sized client opportunities are best harvested by a sales team dedicated purely to their respective industries in order to bring a more focused level of expertise to this part of our client base. Accordingly, we have taken this industry specific component of our sales force and have them reporting directly through the operating units they serve.

In addition, we continue to see the benefits of the operational sales approach that has always been a large part of the NCO culture. For instance, ARMs greatest source of business opportunity continues to come from our existing client base. The ARM divisions continue to focus on operating performance and client relationships. This enables them to expand the scope and breadth of services offered to its clients.

During the quarter labor cost in this division, which shows the cost of an average employee in the company over time, decreased slightly from last quarter.

During the quarter our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased from last quarter, which would be expected due to the seasonal transition from the first quarter as well as the pricing pressures we are experiencing from our clients.

Revenue per CTE, or calculated time equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, decreased compared to last quarter as would also be expected due to seasonality. It was approximately $6,196, $6,052, and $6,488 per month in April, May, and June, respectively.

As I previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality – cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

We also continue to use our size to leverage our vendor relationships and insure that we maintain the most effective cost structure in the industry.

The benefits of this aggressive, ongoing process of managing expenses continue to be hindered by the ongoing weakness in the US dollar against the Canadian dollar. We are pleased to have seen some improvement in the strength of the US dollar this quarter.

This business model, in conjunction with the foreign labor initiatives that I will discuss in a moment, allow us to more effectively deal with the pressures of clients pushing for improved collection performance levels, while also aggressively pursuing incremental client opportunities from those same clients. Growth from existing clients combined with new client wins give us the business opportunities we need to fulfill our growth and profitability expectations.

During the quarter, we continued to deploy our foreign labor strategy. As we have discussed, offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

The NCO Network allows our clients to access labor in Canada, India, the Philippines, Barbados, Panama and Antigua via one contract and one point of contact.

During the quarter, we continued to expand the collection of domestic bad debt contingency accounts in India, Barbados, and Antigua as well as in Canada and we launched our first program in the Philippines. We assess the effects of these markets on an ongoing basis and expect to continue to accelerate the movement of labor offshore as an effective strategy that will continue to yield a more cost effective payroll structure for NCO as we move into the future.

At the close of the quarter, we had available approximately 1,650 employees in Canada, 565 employees in India, 215 employees in Barbados, 40 employees in the Philippines, and 40 employees in Antigua, to deliver service to US ARM clients. To date we have not deployed any administrative seats in those countries, but expect to do so in the near future so that we can enjoy the labor arbitrage, and in some cases utilize our foreign infrastructure and seats on 24-hour basis.

While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that has been underway for many years.

During last quarter’s call we discussed meaningful M&A opportunities in the ARM space. During July we announced that we entered into a definitive agreement whereby NCO will acquire substantially all of the operating assets of RMA including their purchase portfolio assets for $118.8 million in cash, subject to certain closing adjustments, and the assumption of certain liabilities.

In conjunction with the agreement, RMA and several of its domestic affiliates filed for protection under Chapter 11 of the Bankruptcy Code. The deal is subject to certain conditions including approval by the Bankruptcy Court, higher and better offers, customary closing conditions, and any required governmental approvals. The transaction is expected to close by the end of the third quarter and, in the interim, RMA has arranged for additional financing of its operations through the closing of the transaction.

During the quarter, we further deployed the outbound IVR technology that we are utilizing to effect the collection of lower yield and higher volume accounts without significant human participation. This technology when combined with more targeted collection efforts based on customer segmentation allows us to maximize results with lower costs.

During May of 2005 we completed the final phases of our long-term collection contract with one of our healthcare clients with resolution of the final contract period. While we are working with the client to finalize the amount due under the contract, it is currently anticipated that this settlement will result in a payment to the client of approximately $4.3 million, which has been fully accrued.

During 2003, 2004 and the first half of 2005 we have recognized revenue in excess of our base contingent fee in the amount of $16.1 million. The amount we have recognized has been less than anticipated in recent quarters due to operational changes effectuated by this client that has limited our ability gain additional collections by litigating accounts.

During the quarter, ARM International’s operations were slightly below expectations due to client’s delaying several new business opportunities. We continue to expect this division to operate on plan for the latter part of the year with operating margins that are substantially improved.

On a side note, this division will grow considerably as a result of the proposed RMA acquisition.

During the quarter, Portfolio Management substantially exceeded its operating objectives in collections, revenue and profit, and made great strides in portfolio purchases both in deals that have been closed as well as deals that are still in the pipeline but have a high probability of closing.

Strong collections in newer portfolios, coupled with improvements in the collections on several older and impaired portfolios resulted in higher revenue, lower than expected impairments, and stronger than expected profits.

This trend is expected to continue into 2005. However, some of the positive effects may be somewhat dampened by the more volatile nature of the new accounting methods required for the portfolio business effective January 1, 2005. Steven Winokur will explain this new method in detail later in the call.

Additionally during the quarter we instituted a new process of identifying and selling accounts that have a very low probability of collection. Due to the current seller friendly debt purchase market, NCO can often realize a higher sales price than the present value of holding these older account pools and continuing to collect on them ourselves. As a result of this process we recognized a gain during the quarter of approximately $5.3 million. However, due to the nature of these sales, the gain was included in other income since it was not considered to be a component of operating income.

During the second quarter, our average tenure of collectors for the purchased portfolio segment was 1.4 years and our average collections per collector were $25,523 per month. Average collections per collector is up from the first quarter as our total staffing levels evened out from the higher levels experienced early in the first quarter to handle the large portfolio acquisition we made in December. However, as we deploy a greater number of staff in offshore units, we expect that the average collectibility will decline somewhat in the near-term, as has our average tenure, from our historically higher averages, until the offshore units are equally as skilled as our domestic collections staffs.

Excess funds in the market continued to create pricing pressure during the second quarter. Our purchases in the quarter totaled approximately $20.4 million, bringing our year to date purchases to approximately $28.9 million. As I just stated we are not overly concerned about these pricing trends due to the large amount of current activity.

As we move further into 2005, will continue to evaluate all buying opportunities and focus substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena, in certain foreign markets and in the private pay sector of healthcare where the markets are less developed and there is less competition.

During the quarter, the percentage of Portfolio Management’s revenue to collections, excluding sales proceeds, continued to improve. Revenue to collections was 66% up from 64% last quarter, and 56% in the second quarter of last year. We are pleased that our realization on collections has increased to be more in line with expected levels.

During the quarter Portfolio Management incurred $238,000 of net allowances on portfolios as required under SOP 03-3 which we implemented on January 1, 2005. Steven Winokur will be discussing the impact of SOP 03-3 in detail during his financial update. This is the lowest quarterly allowance in several quarters.

During the quarter, Portfolio Management continued to experience better than expected performance on several larger, financed portfolios. Because of the profit sharing relationship we have with our lender, Cargill, this better than expected performance shows up in increased revenues, but also as increased interest expense associated with lender participation during the quarter.

Over the past year and a half we spent considerable time and resources re-evaluating our client base and market opportunities, to ensure that our business plan moving forward is properly aligned with our clients’ needs so that we can maximize our growth and profitability and consequently return more value to our shareholders.

One of the first critical steps in accomplishing this objective was the formation of our Customer Relationship Management segment through the acquisition of RMH Teleservices, Inc.

The combination of ARM and CRM creates one of the largest and most robust service platforms in the BPO market.

During the second quarter of 2005 our CRM division operated below expectation and was slightly dilutive to our earnings.

The lower than expected results were primarily a result the reduction in telecom business and the timing of the start up of new opportunities. In essence the reduction of the telecom contract has an immediate effect, while new business is phased in over time. Additionally, profits from early stage training revenue and the related expenses is deferred and amortized over the life of the contract and ongoing training obligations. This effect will continue to impact this division during the third quarter and we expect this division to return to profitability during the fourth quarter.

The effects of this transition were partially offset by the reversal of certain deferred training revenues and costs associated with the telecom contract that has been shut down.

During the second quarter, we continued to see meaningful results from our CRM business development efforts with several large, new pieces of business helping us to move this division forward as we move into the latter part of the year and 2006 and beyond. Additionally this division has had meaningful success in obtaining incremental business opportunities from existing CRM customers.

While the transition going on in this division is having an impact on profitability in the near term with the new business opportunities sold to date and several other high probability opportunities, this division should see reasonable growth in 2006 and beyond.

During the quarter, this division had approximately 3,950 employees in Canada, 810 employees in the Philippines, 150 employees in Panama and 40 employees in Barbados to deliver service to US CRM clients.

During the quarter we continued to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt. Steve Winokur during his presentation will review our current financial position and review the terms of our new bank facility.

As we move through 2005 we continue to focus on careful execution of our business plan in order to generate consistent growth in both revenue and earnings. With that said for 2005 we continue to anticipate earnings for 2005 in the range of $1.70 to $1.80 per share.

I’ll now turn the call over to Steven Winokur for a financial review of the quarter.

Steven Winokur:	Thanks Michael.

Revenue for the second quarter of 2005 was $247.2 million.

This represents a decrease of $8.1 million or 3.2% over the second quarter of last year and a decrease of $13.2 million or 5.1% from last quarter.

Breaking down the revenue components:

ARM North America reported $192.5 million this quarter compared to $185.0 million last year and $198.4 million last quarter. This represents a 4.1% increase over the second quarter of last year and a decrease of 3.0% from last quarter.

The decrease over last quarter primarily reflects normal seasonality and pressure from clients in the ARM division to deliver higher levels of service (such as increased physical and virtual security) while, in many cases, asking for rate concessions rather than paying more to cover the incremental costs.

ARM North America included revenue of $20.1 million for services performed for Portfolio Management during the second quarter of this year compared to $16.6 million last year and $16.5 million last quarter. Included in the intercompany revenue for the second quarter of 2005 was $1.9 million of commissions from the sale of Portfolio Management’s portfolio which Michael just discussed.

In comparing the second quarter of this year to the second quarter of last year we have to take into effect the timing of revenue recognized from the long-term collection contract with one of our clients.

This year in the second quarter, we earned $1.2 million of post-settlement bonuses and recoveries compared to $956,000 million in the second quarter of 2004.

The revenues earned from these bonuses and recoveries are in addition to the regular fees earned as a result of the collection activities. The last and final settlement date under this contract occurred on May 31, 2005.

Although the final amount due to the client as of the reconciliation date as not been finalized, the full maximum exposure of $13.5 million has already been accrued and we have accumulated a prepayment of $9.2 million from prior bonuses and recoupments earned on tranches 1 and 2.

CRM reported $43.8 million of revenue this quarter compared to $59.4 million last year and $47.6 million last quarter. This represents a 26.3% decrease over the second quarter of last year and an 8.0% decrease from last quarter.

The decrease from last quarter and last year was attributable to the previously discussed loss of a telecommunications client due to a change in the telecommunications laws last year. The impact of this lost revenue on net income was partially offset by a $1.1 million reduction in payroll costs for training costs that had been accrued, but due to the loss of telecom business, were no longer a liability of NCO. Although this reduced our payroll costs, it only partially offset the impact of losing the telecom business.

While the implementation of newly committed CRM client contracts is progressing on schedule, the revenue from such opportunities has not yet had a meaningful impact on the Company.

Portfolio Management generated $27.8 million of revenue this quarter, compared to $24.1 million for the same quarter last year and $27.8 million last quarter. This represents a 15.0% increase over the same quarter last year and no change from last quarter.

Collections on purchased portfolios during the second quarter, excluding proceeds from portfolio sales, were $41.6 million compared to $42.4 million for the same quarter last year and $42.8 million last quarter.

Portfolio collections are allocated between revenue and amortization of the purchase price. During the second quarter of 2005, 66% of collections were recognized as revenue. The remaining 34% went to amortize the carrying value of the acquired portfolios.

For the same period last year, 56% of collections went towards revenue, and for last quarter 64% of collections went towards revenue.

The increase in the percentage of collections recognized as revenue was primarily attributable to better than expected collections on some of the older portfolios.

On January 1, 2005, we adopted the AICPA Statement of Position SOP 03-3 – Accounting for Certain Loans or Debt Securities Acquired in a Transfer, also known as SOP 03-3 or just 03-3, which provides new guidance on accounting for purchased portfolios of delinquent debt.

03-3 changes how revenue can be accrued, the timing of when revenue is recognized and what happens if there is a deviation from expectations. While the accounting can get very complex, we will walk through each of the major issues and how they impact NCO.

SOP 03-3 recognizes revenue in a similar fashion to the prior guidance in that revenue is recognized based on the expected internal rate of return, or IRR, over the life of the portfolio.

The difference occurs when there are deviations from expectations. Under the prior guidance, if there was a deviation from expectations in the current period or if the future expectations were changed for any reason, the IRR was adjusted up or down accordingly and the new IRR, was used prospectively over the remaining life of the portfolio.

With the new method of accounting, if current results are better than expected or expectations of future collections increase, the IRR is raised prospectively as it was under the old method. In other words, the positive benefits are recognized over the remaining life of the portfolio by raising the IRR. This now resets the bar for the IRR going forward.

If expectations of future collections are reduced, the investment is reduced to the point where the new expected cash flows will produce the same IRR as originally projected. The difference becomes a bad debt allowance in the current period. This will be discussed again with regards to expenses for the quarter.

Essentially, any positive changes are recognized over the remaining life of the portfolio and any negative changes, including the present value of any future impact, are recognized in the current period.

Over time, all methods result in the same amount of net operating income because all these changes are merely timing differences. However, because of the differences in accounting for increases and decreases in both collection results and future expectations there may be increased volatility in the results of the portfolios.

The ARM International segment reported $3.3 million of revenue compared to $3.5 million last year and $3.1 million last quarter. This represents a 4.4% decrease from the same period last year and an increase of 8.0% from last quarter.

ARM International included revenue of $79,000 from services performed for Portfolio Management during the second quarter of this year compared to $97,000 last year and $73,000 last quarter.

Moving on to expenses. On an overall basis, payroll and related expenses as a percentage of revenue decreased to 49.6% as compared to 52.0% last year and increased as compared to 49.1% last quarter.

The decrease in payroll and related expenses as a percentage of revenue over last year was primarily attributable to continued diligence in monitoring staffing levels against revenue, as well as the use of labor in Barbados and the Philippines where the cost of labor is lower.

Also, during the quarter we reduced payroll expenses by $1.1 million for training costs that had been accrued but, due to the loss of telecom business, were no longer a liability of NCO. Although this reduced our payroll costs, it only partially offset the impact of losing the telecom business.

Selling, general and administrative expenses increased as a percentage of revenue to 36.9% from 32.8% for the second quarter of last year, and 35.7% last quarter.

The increases from last quarter and last year were primarily attributable to the continued use of outside attorneys and other third party service providers, including the use of our business partner in India. Also, we continue to expend money for ARM client requirements with no incremental revenue to offset the incremental expense. With the lower revenue base this quarter, we were not able to achieve the expected leverage of our infrastructure.

Instead of impairments, under SOP 03-3, the Company records an allowance for any downward adjustments to current results or to collections expected in the future in order to maintain the original IRR. Each quarter the allowance is adjusted up or down depending on revised expectations. During the second quarter of 2005, the Company recorded an allowance of $358,000 and recovered $71,000 of previously recorded allowances.

Other income included a $5.3 million gain from the sale of purchased accounts receivable. There was a very small amount of carrying value left on these portfolios so most of the $5.4 million sale price was a gain.

This sale included a large block of receivables from aged portfolios that were deemed to have a very low liquidation value in the NCO environment. This transaction was not included in the original collection curve and it did not involve the consumer in any capacity, therefore it is not deemed to be a recovery of the receivable. It is not included in income from operations. Rather it was classified as other income.

The effective tax rate for the second quarter of 2005 was 38.4% compared to 38.6% for the same period last year and 37.6% last quarter.

Net income for the second quarter of 2005 was $14.1 million, or $0.42 per share, on a diluted basis, as compared to net income for the second quarter of 2004 of $14.4 million, or $0.43 per share and net income of $15.3 million or $0.45 per share last quarter.

Lastly, some notes on financial condition. At June 30, 2005, the Company had $20.6 million of cash and equivalents.

During the quarter, Portfolio Management acquired $20.4 million of new portfolios, with a face value of $3.6 billion.

Capital expenditures in the second quarter were $7.0 million or 2.8% of revenue for the quarter.

During the quarter, our accounts receivable days outstanding were at 48 days. This compares to 44 days outstanding for the second quarter of last year and 43 days last quarter. The increase was partially attributable to two large clients in the CRM division who paid their outstanding receivables on July 1, 2005, as well as the lower revenue base this quarter.

Cash flows from operations for the quarter were approximately $17 million.

I would now like to walk you through our financing activity this quarter.

During the quarter, we completed the previously discussed amendment to our senior credit facility. The amended and restated credit facility is structured as a $300 million revolving credit facility with a $100 million accordion feature allowing us to increase our borrowing capacity up to $400 million, subject to obtaining commitments for the incremental capacity from existing or new lenders.

With this facility, NCO will enjoy less financial covenants, expanded availability for purchasing accounts receivable portfolios, lower interest rates, and lower fees for unused capacity.

This new facility properly positions us to repay NCO’s convertible notes if they are not converted into NCO common stock before they mature on April 15, 2006.

During the quarter, NCO made overall loan repayments of $26.3 million against the credit facility.

At quarter end, NCO had a total of $25 million of outstanding debt and $270.4 million currently available on the new facility.

During the quarter we made $3.7 million of repayments of debt under the Cargill agreement. As of June 30, 2005, the total amount outstanding under the Cargill facility was $38.6 million, including the market value of Cargill’s residual interests.

In the first quarter of 2005 we entered into a joint venture agreement with Cargill for certain portfolio purchases. Under this new agreement, cash flows from the joint venture are based on the mix of partner loans and equity contributions to the joint venture. The equity share of the new agreement replaces the residual cash flows, which were categorized as interest expense under the old agreement. NCO will consolidate the joint venture and record a minority interest for Cargill’s equity ownership.

As of June 30, 2005, we had $1.9 million of debt outstanding under this agreement. NCO has a 65% ownership interest in this joint venture.

Now, I’ll turn things back to Michael.

Michael Barrist:	Thank you Steven. Operator, can we now open up the floor for questions.

Operator:	At this time, I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. Your first question comes from the line of Brandt Sakakeeny of Deutsche Bank.

Michael Barrist:	That was very good. Brandt, I think she’s the only person who ever got it right.

Brandt Sakakeeny:	Yes, I’m very impressed. Let’s see, can you guys hear me okay because we’ve had some technical issues with the phone?

Michael Barrist:	Yes, we can hear you.

Brandt Sakakeeny:	Great. Let’s see, question on that gain. I mean obviously it sounds like a great environment Michael, to actually be selling portfolios. Can we expect that you’ll be going forward in the next several quarters actually selling portfolios? And with the $5.3 million, was that completely a gain or was there a percentage of the portfolio that was sold plus the gain?

Michael Barrist:	I think there was $100,000 of basis left in this portfolio. The answer to your question is this is part of an overall process. We’ve talked a lot about account stratification and the statistical work we do in really understanding what we have and what kind of value we can drive out of all of our portfolios whether it’s in the services business or an ownership piece.

But basically what we’re looking to do is as portfolios become fully amortized and there’s a low probability of collection and if the market is good like it is right now, sell portfolios. So it’s going to be an ongoing process although it will be smaller in the future because obviously there’s some catch-up in this initial transaction.

Brandt Sakakeeny:	Okay and the – of the $5.3, is that in your guidance? So does your guidance support additional sales here?

Michael Barrist:	My advice on guidance is the Company’s been very clear to say we’re between $1.70 and $1.80 and we’re not – I mean you know our position which is we’re going to give annual guidance and we’re not going to change our view from that.

Brandt Sakakeeny:	Right, but I mean does the guidance include the proceeds from the sales?

Michael Barrist:	The guidance includes everything that’s actually happened in the first and second quarters.

Brandt Sakakeeny:	Okay, okay. That sounds great. And I guess that’s all I have. Thanks.

Michael Barrist:	Sure.

Operator:	Your next question comes from the line of Joe Chumbler of Stephen’s Incorporated.

Joe Chumbler:	Thanks. Good morning everyone.

Michael Barrist:	Good morning.

Joe Chumbler:	Hey Michael, I’m wondering in your ARM segment, are you hearing from clients maybe that they’re expecting a pickup in delinquencies and therefore be prepared for more volume over the next two or three quarters?

Michael Barrist:	We’ve already started to see some increase in volume in charge-offs. But it’s very, very difficult to determine on the front end as to whether we’re just gaining more market share because of performance or whether the clients are actually seeing an increase in charge-off.

As we get a little further to quarter end we start seeing some results of what our competitors got in place versus us. It’s easier to tell if the overall pool got bigger or if we just got more of a chunk. But we have started to see some up tick in pure bank paper coming in the door on the charge-off side. No major increases right now on the front-end side.

Joe Chumbler:	Okay. And then just on the purchase receivable side, if my math is right, I think you – your purchase rate was about 56 basis points. Can you give an idea of what you bought in the quarter?

Michael Barrist:	I don’t know that I have in front of me a specific list of what we bought. It was a mix of business across many different pools. But I don’t have in front of me exactly what that mix is.

Joe Chumbler:	Okay, and then on the RMA acquisition, can you give us an idea of the size of the purchase portfolio that you’re getting in that deal?

Michael Barrist:	We are being very careful not to disclose any details on the component of the assets in that deal because it is still subject to a higher and better offer in bankruptcy.

I will tell you that it will be the largest portfolio that we have bought to date in any single purchase. And we are also very familiar with that portfolio because, as we said on other calls, we, from time to time, buy with other buyers within the market and split portfolios. We did a lot of acquisition work with RMA over the last few years, so we are very familiar, as a side note, with the components of what’s in that portfolio because in a lot of cases, we bought the other half of it.

Joe Chumbler:	Okay great. Thank you.

Operator:	The next question comes from the line of David Scharf of JMP Securities.

David Scharf:	Boy, tougher than Sakakeeny. Michael, a few questions. First, on the RMA acquisition, I know you’re limited to how much you can disclose until the deal is closed. But can you give us an idea for what actually you’re buying? I mean was this viewed primarily as a one-time strategic or expensive acquisition of a big portfolio? Or is it mostly the traditional ARM business that you’re after?

Michael Barrist:	Well there’s two components to the RMA deal that we see value. First of all, we think we’re uniquely positioned in this transaction because some of the revenue fall-off and margin compression they have experienced in their business, we can basically lift a lot of what they have in the service platform into our world and run it more effectively.

But basically we have two things there. We have a good service business with a good blue chip list of client names that we feel pretty good about as an opportunity to grow the ARM business and further spread the fixed overhead, which has gotten bigger in the last few years for a lot of reasons, across a wider base, as well as a very large portfolio purchase opportunity.

Now obviously when you buy a portfolio business, there’s not as much future business opportunity within that because in the portfolio segment, we see all the deals now. There’s no ongoing value to buying a portfolio business unless you’re not in the portfolio business.

So the portfolio was an asset to us, a valuable asset that we think has a lot of opportunity. And then separate from that we’re buying a nice service business that certainly needs some of what I’ll call the NCO pixie dust on it to make it more profitable. But it’s something that we feel pretty good about buying. Both for what it’s worth today as well as our ability to make it more efficient and spread our overhead.

David Scharf:	Is there anything in their service business in terms of maybe vertical exposure that fills some gaps or is it just a blue chip client base that you feel you can run more efficiently?

Michael Barrist:	I don’t think that there’s any gap that it fills. We’re pretty well diversified across the different segments in verticals that we should be in. So I don’t think it adds anything per se to the NCO service platform. They do have a business in the prepaid letter writing business that we are not in which we see as an advantage for us.

But other than that, it’s just growing the business, some additional clients as well as some existing clients. And we also feel very good about our ability to retain that business as well.

David Scharf:	Okay, I believe your original press release mentioned it would be accretive to ’06. I mean when will you prepared to give us some context, I mean rough range of what we ought to think about?

Michael Barrist:	Assuming the deal progresses as planned – and again, it is subject to a higher and better bid so there is a likelihood although I don’t think it’s high because of our ability to fix the cost structure or someone else may not have that ability – hopefully the deal will close as progressed. And when we give you the next quarterly conference call since at that point it won’t be a competitive environment, we will shed a little more light on our plans, first of all components of the assets as well as our plans of what we intend to do with it.

David Scharf:	Okay, now shifting to portfolio, should we be looking at an amortization rate or inversely or revenue recognition rate going forward closer to 65%? Does that seem more realistic? I know there’s some seasonality that affects the accounting. But is the second quarter’s performance more indicative of what to expect?

Michael Barrist:	I mean the reality is that rate was depressed over the last few years as the mixes of older portfolios to newer portfolios changed. When you have older portfolios, most of your collections are going to amortization as opposed to interest. I think you could look at that as a trend that’s going to continue.

David Scharf:	Okay and can you explain the servicing fees? It looks like as a percentage of cash collections it was up to 48%. But was there something excluded from the collection number I’m missing or…

Michael Barrist:	The portfolio sale is excluded from the collection number but there is a fee paid across to NCO service business for the sale of the portfolio. They’re entitled to a commission under their contract.

So what happens is, you’re looking at the total service fees which are inclusive of the commission Portfolio paid to NCO Financial Systems for the sale of the portfolio. But when you compare it to the collection number, the collection number does not have in it, the $5.4 million.

David Scharf:	So if I just gross the collection number up to whatever – 46.9, I still get that servicing fee around 43% which is dramatically higher than prior quarters.

Michael Barrist:	It’s what?

David Scharf:	If I take the servicing fee of what, about 20.2 million?

Michael Barrist:	Yes, I don’t have it in front of me David. But I…

David Scharf:	It’s a big – I could follow-up afterwards.

Michael Barrist:	Why don’t we move on and we’ll try and find an answer to your question.

David Scharf:	Okay yes. The last two questions, one on CRM just to get a sense for how it ramps up. You mentioned there are some large clients that are going to start to ramp up now and build a void from the telecom losses. Should we expect – as we think about margins next year once the new pipeline is fully up and running, I mean should they be comparable to what we’ve seen in the past, sort of the 11%, 12% EBITDA range?

Michael Barrist:	You know, the reality is that most of that market runs at about a 10% EBITDA margin. We did a little better on the front end because of our ability to cut a lot of the back office overhead out of that business.

We are conservatively looking at the business saying that we should be able to get at least back to the 10% margin level. We’ll try and do better. But what I don’t want to do is because these are new clients and new clients tend to be more administratively burdensome, we took out a piece of very old established business that runs very, very smoothly without a lot of IT, incremental IT burden or accounting burden.

So to be conservative going forward, I think we ought to look into what the industry typically gets on a pricing basis. Because anything we got above 10% is only going to be because we’re more efficient, when leveraging back office overhead, sharing across multiple businesses.

David Scharf:	Okay and lastly, you know, this is more of a strategic question for you, but you didn’t seem to paint the rosiest picture of the ARM business in terms of long term trends I mean to be what your clients are demanding.

Have you thought at all about scaling back first and third party business in terms of what percentage of the overall NCO mix you’d like it to be? It seems like there seems to be certainly more upside of the Portfolio side. You’ve got more margin expansion opportunity maybe in the CRM side as you ramp up. And with continued pricing pressure and just in the last few months, even more credit card issuer consolidation, it doesn’t seem like the margin pressures are going to disappear in the ARM business. Do you have a target percent of revenue that you’d like that business to ultimately be?

Michael Barrist:	Well, you know, the real issue here, David, is what’s the next step to the business. And first of all, the question about the mix between Portfolio and ARM, they really go together, and a lot of our competitors report them together, we – because we think it’s a good way to look at it – look at it separately. But they really are symbiotic.

The reality is that even in the current environment, the ARM business has a pretty good EBITDA margin. We need to get that margin back up into the mid teens as soon as possible, and the real issue there is we have the business growing, we’re gaining some revenue share. We get kind of a little helping hand, hopefully if this RMA transaction closes, it’s spreading some of that fixed overhead, which is a big number for Steve Leckerman’s business that he absorbs every month, spread that over 20% more business or 15% more business.

So that’s one piece of it. The other piece of it is we need to continue to focus on how to make that cost structure more efficient. You can’t just make it more efficient we’ve learned by putting bodies offshore because while the clients don’t get all of that, they want a big chunk of that savings. The real issue here, is the technology and statistical stuff we’re doing where every month we are cutting bodies out of the mix and doing it with less people and more technology. And back office functions, we’re cutting the overhead. I mean there’s things we’re doing, but I’m not prepared to say that the businesses should be scaled back right now. It’s growing, bring in RMA, spreading a big chunk of fixed overhead across a broader base of service business, I think that everyone as we get into ’06 is going to be pretty pleased with where we land kind of on a margin basis there. And we’ll go from there.

But it’s a good business and we’re the best at it and we just need to find a way to be smart about how we spend money. And it’s all stuff we can do, it just takes time to do it.

David Scharf:	Got you. Great. Thanks a lot.

Michael Barrist:	Sure.

Operator:	Your next question comes from the line of Jason Williams of Botti Brown.

Jason Williams:	I just had a quick question. I thought you gave cash flow from operations, $17.1 million if I was remembering correctly. I was just curious what cap ex was in the quarter.

Steven Winokur:	I think it was $7 million.

Jason Williams:	Seven million? Great. That was it. Thank you.

Operator:	Once again, to ask a question, press star then the number 1 on your telephone keypad. Your next question comes from the line of Louis Corrigan of Kingsford Capital.

Louis Corrigan:	Hi. I wanted to follow-up on the gain on sale. It sounds like there was a $5.3 million profit in the quarter. And obviously that is catch-up. But just in kind of – to scale it for the future, what would you expect maybe for the second half? What would you expect a year from now? How long does it take for just sort of body of essentially uncollectible portfolio to accumulate?

Michael Barrist:	Well first of all, our plan is to on a quarterly basis conduct a sale of similarly situated accounts within the Portfolio business, accounts that are fully amortized with a low probability of collection. So there will not be a buildup and then a sale at some point in the future. You’re going to start to see a series of small sales – smaller sales across a quarterly basis.

I don’t have a budget in front of me right now to share with you numbers, nor do I think we’d want to be committed to a specific amount, so I don’t think we’re going to disclose that.

But what you should see going forward is a series of small sales on a quarterly basis assuming the market continues to be aggressive like it is for older paper and we can take advantage of higher pricing. I mean to us it’s a mathematical formula. I mean if it pays to keep it, we’ll keep it. But basically by stratifying out these portfolios, we just make a business decision as we know what we can make from it, how long it will take us to make that and what the present value of that is. We just make a business decision at some point as to whether we keep it or sell it.

Louis Corrigan:	Okay.

Michael Barrist:	But that can be done quarterly and we will shed some light on it quarterly.

Louis Corrigan:	I mean what sort of buyers are out there in the market to be buying paper that you consider essentially uncollectible?

Michael Barrist:	It’s interesting, competitors of ours in the debt purchase market will look at something we deem uncollectible and they will find value in it much like quite frankly if one of the competitors out there had a big pool for sale, we would take a look at it.

I mean the reality is, one of the things we’ve learned in this business is that every time you put a new service platform against a piece of portfolio, you gain some lift and some new revenue out of it.

Our big issue with these older portfolios is there’s an annual cost of keeping them on our system. There’s an annual cost of providing them with the required privacy notices under Gramm-Leach-Bliley. And we feel that we have a pretty good handle of where the money’s going to come from out of our older portfolios.

But I would tell you that, if you ask why does the secondary collection agency collect money that the first collection agency can’t collect, the answer is you’ve got a new set of eyes on it, a new set of technology on it, a new name behind it, a new colored letter going up to the consumer. And that is why in our business now, NCO collects accounts and we place them out with our competitors for a second or third pass at it, before we’d even consider – long before it gets to fully amortized it’s been through multiple vendors.

So it’s all focused on what they deem as value of what they can pay versus what they can collect. And I’m not going to disclose who bought it but I’ll tell you the people that bought it are pretty smart people. So I have to assume that they have a good idea of what they’re doing.

Louis Corrigan:	But in terms of monetary picture, it sounds like from what you’re saying that probably $5.3 million is more of a annualized figure than a – then what we’ll expect to see quarter to quarter?

Michael Barrist:	Yes again, I’m not prepared to – I don’t have that information first of all in front of me to even begin to give you what period of time that accumulated over.

And I think the smart thing to do is, on a quarterly basis start seeing how it falls out. And again, we’ll shed some light each quarter on whether or not we’ve had a sale and the rationale between why we did or did not because it is quite possible we could have a couple quarterly sales and we could say you know what, our analysis showed that the valuation of selling it, it’s better to keep it. So we made it pure mathematics.

Louis Corrigan:	What was the service fee from the sale this quarter?

Michael Barrist:	Approximately $1.9 million.

Louis Corrigan:	Okay, so essentially the way to think about this is that the $1.9 plus the $5.3 is – it is income that you otherwise wouldn’t have collected in the quarter?

Michael Barrist:	$5.3 is gross.

Louis Corrigan:	Five point three is gross including the $1.9…

Steven Winokur:	The $1.9 actually gets eliminated on consolidation, but when you’re looking at the individual components that you have to know that that’s in there.

Louis Corrigan:	Okay, given your comments about the importance of technology, would you expect to see your cap ex go up in the future rather than more focused on overseas outsourcing?

Michael Barrist:	Actually no.

Louis Corrigan:	No?

Michael Barrist:	We feel that first of all, a lot of technology we expend right now is due to this business’s newer technology that sits on the PCs and servers and things like that. So what you see right now I think is a pretty good idea of kind of where it’s going to lie for the next couple quarters.

Louis Corrigan:	Okay and finally on the IRS, what – how would you rate the chance of the risk of re-bid on the contract?

Michael Barrist:	The news I got, you could probably tell from the fact that it was kind of written as a sidebar in my speech, was late-breaking news I got this morning. That’s why I said it’s not confirmed yet. We heard from someone in Washington that usually has pretty good information. We knew there had been a lawsuit filed by trade group that said, hey IRS, you’re limiting the bidders to people who have active GSA contracts and we think that’s unfair. You should basically let all collection companies in.

We have not confirmed yet whether in fact there is going to be a re-bid process or not. Now if there’s a re-bid process, my gut is that they will still look to pick some of the big national players that have Sarbox compliance, privacy programs, or things that could make the project fail even if you collect enough money.

But what I would tell you and what I told everybody is in my opinion right now, who gets this contract, there’s four or five good companies that could get this first pass. We are, we believe, one of them but they say they’re going to pick three so I don’t know what our odds are. I guess our odds are 3 out of 5. But I’m not a gambler so, what I tell people is I haven’t baked it into any of our budgets yet and nothing’s done until it’s done. I think it’d be wrong and I don’t look at it as an opportunity right now until it actually comes to fruition.

Louis Corrigan:	And so this would start in Q4 or Q1?

Michael Barrist:	Well originally what we thought was that if this process went as planned, it would start towards the end of the year. But again, if it’s delayed, we don’t know what that information is.

And I don’t know if you check collectionindustry.com, which is kind of a trade Web page, you can join at no cost. I’m sure if something transpires on it, I’m sure they’ll have it up there, if you kind of want to keep tabs on what’s going on.

Louis Corrigan:	And how long will it be before this business would be accretive to you?

Michael Barrist:	Well my estimation is that this first contract is more of an opportunity to bond with the IRS and have a feather in their cap. I wouldn’t consider that as a test program it would result in any material process to the company for two reasons. One, it’s going to be small and controlled. And number two, if we are selected, we, like other vendors, are going to be spending a lot of time focusing on how to make this process work most efficiently, making the most money from it. That’s obviously something we’re going to be looking at it as we go through it. But it’s not going to be the main wave of doing a test pilot for everyone, I mean we want to make sure that we land as someone the IRS sees as someone that can help them meet their objectives.

And then from there, if we do win a contract, for a full contract, I think we’ll guide investors pretty clearly as to how it would effect our P&L going forward. And that’s just we’re investing in the future. And quite frankly its the same as the Department of Education contract, for a lot of reasons, including we want to be better at the Department of Education, but we have a lot invested in trying to really improve our company’s performance in that contract to get away from kind of middle of the pack to the upper echelon for two reasons. One is we think it helps us do better with Department of Education. We know it does and also we think it’ll better position us with the IRS as they kind of look at what’s going on in the market.

Louis Corrigan:	Okay great. Thanks very much.

Steven Winokur:	Excuse me, I’m going to go back to David Scharf’s question about the provision rates that are being charged between NCO as a servicing business and NCO’s Portfolio business.

Those rates are actually pretty flat between the companies. They vary a little bit, but they’re basically in the range of 38%.

The reason you see a lot of volatility in the numbers as they are shown is that that number also includes a reimbursement of court costs that NCO service expenses on behalf of NCO Portfolio. So that’s the reason for the volatility.

Michael Barrist:	Operator are there any other question?

Operator:	Yes sir, your last question comes from the line of Jack Sherck of Sun Trust Robinson.

Jack Sherck:	Hi. I’m sorry, I must have missed it, but what were your collections on purchase portfolios during the quarter and for the same quarter a year ago?

Steven Winokur:	Collections were, excluding portfolio sales were $41.6 million this quarter compared to $42.4 last year and $42.8 last quarter.

Jack Sherck:	Thank you very much.

Steven Winokur:	Yes.

Operator:	Gentlemen, there are no further questions at this time. Are there any closing remarks?

Michael Barrist:	Yes, thank you and thank you everyone for joining our call today. As always, if you have additional questions, please feel free to call Steven Winokur, Brian Callahan or myself. Thank you.

Operator:	Ladies and gentlemen, that concludes today’s NCO Group conference call. You may now disconnect.

END